Exhibit 99.1

McEWEN MINING REPORTS 2015 FIRST QUARTER OPERATING & FINANCIAL RESULTS

TORONTO, ONTARIO - (May 11, 2015) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to report our financial results for the three months ended March 31, 2015(1).   Reported earnings from mining operations were $17.2 million(2) with cash flow from operations of $5.6 million. Our gold equivalent production was 33,434 ounces at total cash costs and all-in sustaining costs of $674 and $948 per ounce(3) respectively.

McEwen Mining has a treasury of $17.3 million in cash, cash equivalents, precious metals and no bank debt.

The table below provides production and cost per ounce results for Q1 and Q1 2014 comparative results.  Guidance for 2015 remains unchanged and is restated below.

	Q1 2015	Q1 2014	2015 Guidance

Corporate Total
Gold ounces produced	24,696	20,062	96,500
Silver ounces produced	655,339	725,025	3,120,000
Gold equivalent ounces produced(2)	33,434	32,146	138,100
Gold equivalent total cash cost ($/oz)(2)(3)	$674	$790	$725
Gold equivalent co-product AISC ($/oz)(2)(3)(4)	$948	$1,100	$1,125

El Gallo Mine - Mexico
Gold ounces produced	15,243	9,295	50,000
Silver ounces produced	11,084	4,195	20,000
Gold equivalent ounces produced (3)	15,391	9,365	50,200
Gold equivalent total cash cost ($/oz)(3)	$460	$720	$550
Gold equivalent co-product AISC ($/oz)(3)(4)	$611	$1,046	$750

San José Mine(1) - Argentina
Gold ounces produced	9,453	10,767	46,500
Silver ounces produced	644,255	720,830	3,100,000
Gold equivalent ounces produced(2)	18,043	22,781	87,800
Gold equivalent total cash cost ($/oz) (2)(3)	$888	$816	$825
Gold equivalent co-product AISC ($/oz)(2)(3)(4)	$1,127	$992	$1,225

Silver-to-Gold Ratio	75:1	60:1	75:1

(1)         All amounts are reported in US dollars unless otherwise stated.

(2)         Includes portion attributable to us from our 49% interest in the San José Mine.

(3)         Silver production is presented as a gold equivalent. Gold equivalent calculations are based on prevailing spot prices at the beginning of the year. The silver to gold ratio used for 2014 was 60:1. For 2015, the silver to gold ratio used is 75:1.

(4)         Earnings from mining operations, adjusted net loss, total cash costs, all-in sustaining costs (AISC), all-in costs, and average realized prices are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. See “Cautionary Note Regarding Non-GAAP Measures” for additional information, including definitions of these terms.

Operating and Financial Highlights

Cash Flow

Q1 net cash flow generated from operations was $5.6 million compared to net cash of $3.9 million used for operations in Q1 2014. Our El Gallo Mine contributed $22 million in gold and silver sales compared to $10.7 million in Q1 2014. The higher cash flow was reflected by increased number of ounces sold during the quarter.

Net Income

Consolidated net income was $6 million, or $0.02 per share for Q1 2015, compared to net income of $17.9 million, or $0.06 per share for Q1 2014 (refer to details in adjusted net income below).

Adjusted Net Income

Adjusted net income for Q1 2015, which removes the impact of the foreign currency gains and income tax recoveries, both resulting from the devaluation of the Argentine peso relative to the U.S. dollar was $1.9 million, or $0.01 per share. This compares to an adjusted net loss of $6.2 million or $(0.02) per share, for Q1 2014.

Earnings from Operations

Earnings from operations for Q1 2015 was $17.2 million, compared to earnings of $11.4 million for Q1 2014. The increase was attributable to an increase in gold and silver sales (3), resulting from increased production at El Gallo.

Production

Gold equivalent production in Q1 2015 totaled 33,434 ounces, which includes 18,043 gold equivalent ounces attributable to us from our 49% interest in the San José Mine in Argentina, and 15,391 gold equivalent ounces from the El Gallo Mine in Mexico. Production increased year-over-year due to higher grades and better recoveries at the El Gallo Mine. Gold grades were 3.17 grams per tonne for Q1 compared to 1.16 grams per tonne in Q1, 2014.

Production Costs

Total cash costs, all-in sustaining costs (AISC) and all-in costs per gold equivalent ounce sold for Q1 2015 on a consolidated basis were $674, $948 and $1,044 per ounce, respectively. Total cash costs and AISC at the San José Mine for Q1 were $888 and $1,127 per gold equivalent ounce respectively. Total cash costs and AISC at our El Gallo Mine totaled $460 and $611 per gold equivalent ounce respectively. The decrease in total cash costs per gold equivalent ounce sold is due to higher average grade of gold mined and processed at El Gallo, along with better processing efficiencies.

Ounces Sold

Gold equivalent ounces sold in Q1 2015 totaled 37,682 ounces, which includes 18,865 gold equivalent ounces attributable to us from our 49% interest in the San José Mine, and 18,817 gold equivalent ounces from the El Gallo Mine. The year-over-year increase in ounces sold reflects the increase in production at El Gallo.

Average Realized Prices

The average realized price(3) of gold and silver sold for Q1 was $1,213 and $17.02 per ounce respectively.

Production Guidance

Despite the theft of 6,350 ounces of gold equivalent in concentrate reported in April 2015 our guidance remains unchanged for El Gallo. Our consolidated annual production guidance remains at approximately 138,000 gold equivalent ounces.

Treasury

Ended the quarter with $17.3 million in cash, cash equivalents, precious metals at fair value and no bank debt.

Credit Agreement

Subsequent to the end of the quarter the Company entered into a simple credit agreement with Banco Nacional de Comercio Exterior for up to 90,000,000 Mexican pesos (USD$5.9 million), secured by the Company’s IVA (VAT)* tax receivable. This was done to make the IVA tax receivable available for normal corporate and working capital purposes. As of the date of this filing, no withdrawal has been made. When borrowed, the loan will be retired as the IVA refund is received.

El Gallo Mine, Mexico (100%)

Production for Q2 2015 is forecasted at 14,000 ounces of gold and remains unchanged at 50,000 ounces for 2015. Q2 and Q3 guidance remains at approximately 15,000 and 8,000 gold equivalent ounces, respectively.  Management will update guidance of our all-in sustaining costs when insurance proceeds from the gold theft are received.

The 2015 exploration budget for Mexico is estimated at $5.5 million. Reference of our exploration program is made in the April 21, 2015 press release.

El Gallo 2 Development Project, Mexico (100%)

An updated feasibility study on the fully permitted El Gallo 2 development project is expected in the second half of 2015.  The feasibility will explore potential reduction in capital costs and different processing techniques to increase recoveries. We are targeting remaining capital expenditures of $130 million, down from the $180 million in the 2012 feasibility study.

Gold Bar Project, Nevada, U.S. (100%)

We continue to advance the Gold Bar permitting process for construction and production of the open-pit, heap leap project.  A request for proposal has been issued to select a third-party contractor to assist the BLM in the preparation of an EIS for the Gold Bar project. Final permit approval is scheduled for the second half of 2016.

For 2015, we have budgeted $1.4 million for the Gold Bar project, primarily for the advancement of the EIS, as well as a drill program of approximately 10,000 ft. (3,050 metres).  As of March 31, 2015, expenditures on the Gold Bar project totaled $0.1 million for the period.

San José Mine, Argentina (49%)

Total cash costs for the San José Mine in Q1 were $888 per gold equivalent ounce compared to $816 in Q1 2014 (based on a per gold equivalent ounce).  On a co-product basis, total cash costs for Q1 2015 were $874 per ounce of gold and $12.02 per ounce of silver, compared to $872 per and $12.75, respectively for Q1 2014.

AISC per gold equivalent ounce sold in the quarter were $1,127 per ounce compared to $992 per ounce in Q1 2014 (reflective of the silver to gold ratios in the chart above). On a co-product basis, AISC were $1,109 per ounce of gold and $15.26 per ounce of silver, compared to $1,060 per ounce of gold and $15.51 per ounce of silver in Q1 2014. The AISC slightly increased due to a lower number of ounces sold in Q1 2015.

The production forecast for 2015 is set at 46,500 ounces of gold and 3.1 million ounces of silver.  At a silver-to-gold ratio of 75:1, this equates to 87,800 gold equivalent ounces at cash costs of $825 and AISC of $1,225 per gold equivalent ounce.

*Value-added tax

The Corporation did not receive dividends from Argentina in Q1, 2015 and we do not anticipate receiving dividends for the remainder of the year.

San José Resource and Reserve Update

An updated mineral reserve and resource estimate was completed in December, 2014 for the San José Mine.  The mineral estimates were calculated using US$1,200 per ounce gold and US$20 per ounce silver.  Resources for 2014 were defined at a cut-off grade of 174 gram per tonne (“gpt”) silver equivalent (“AgEq”), which is equivalent to a cut-off value of $78.13/tonne.  This cut-off value was decreased from $94.76/tonne used in the December 31, 2013 estimate which reflected lower operating costs due to U.S. exchange rate increases and more efficient mining practices. The estimates were independently audited by P&E Mining Consultants Inc.

Proven and Probable gold and silver reserves are estimated at 419,900 ounces gold and 28.76 million ounces silver, contained in 1.9 million tonnes.  Gold grades and silver grades are 6.76 gpt and 463 gpt, respectively.

Measured and Indicated gold and silver resources are estimated at 1.003 million ounces gold and 69.63 million ounces silver, contained in 4.6 million tonnes.  Gold and silver grades are 6.79 gpt and 472 gpt, respectively.

Inferred gold and silver resources are estimated at 347,600 ounces gold and 21.27 million ounces silver respectively, and contained in 1.7 million tonnes.  Gold and silver grades are 6.21 gpt and 380 gpt, respectively.

Tables 1 and 2 below summarize the Mineral Reserve and Resource estimates for the San José Mine as of December 31, 2014

Table 1 - San José Mineral Resource Estimate, December 31, 2014

Category	Tonnes (000’s)	Au (g/t)	Ag (g/t)	Au (K oz)	Ag (M oz)
Measured	1,880	8.19	589	495.0	35.60
Indicated	2,714	5.83	390	508.7	34.03
Measured and Indicated	4,594	6.79	472	1003.7	69.63
Inferred	1,741	6.21	380	347.6	21.27

Notes for table 1:

(1)         Represents 100% of the resources.  McEwen Mining Inc. has a 49% attributable interest in the San José Mine.

(2)         Mineral resources, which are not mineral reserves, do not have demonstrated economic viability.

(3)         Mineral resources are reported inclusive of mineral reserves.

(4)         The quantity and grade of reported Inferred resources are uncertain in nature and there has been insufficient exploration to classify these Inferred resources as Measured or Indicated, and it is uncertain if further exploration will result in upgrading them to an Indicated or Measured category.

(5)         Mineral Resources were estimated by Hochschild Mining Plc using the CIM Standards on Mineral Resources and Reserves, Definitions and Guidelines prepared by the CIM Standing Committee on Reserve Definitions.  P&E Mining Consultants Inc have audited the resource estimates and found that they meet both the requirements for Canadian disclosure under NI 43-101.

(6)         Resource estimations utilized inverse distance and ordinary kriging methods depending upon data density.

(7)         Metal prices used were $1200/oz for Au and $20/oz for Ag.

(8)         Resources for 2014 were defined at a cut-off grade of 174 gpt AgEq, which is equivalent to a cut-off value of $78.13/tonne.  The cut-off value was decreased from $94.76/tonne used for the December 31, 2013 estimate reflecting lower operating costs due to US exchange rate increases and more efficient mining practices.

Table 2 - Mineral Reserve Estimate December 31, 2014

Category	Tonnes (000’s)	Au (g/t)	Ag (g/t)	Au (K oz)	Ag (M oz)
Proven	1,224	7.15	520	281.4	20.46
Probable	708	6.09	365	138.6	8.31
Proven and Probable	1,932	6.76	463	419.9	28.76

Notes for table 2:

(1)         Represents 100% of the reserves.  McEwen Mining Inc. has a 49% attributable interest in the San José Mine.

(2)         Metal prices used were $1200/oz for Au and $20/oz for Ag (same as for resources).

(3)         Average internal dilution was 4%.  Average mining and geotechnical dilution was 27%.

(4)         Mineral Reserves were estimated by Hochschild Mining Plc using the CIM Standards on Mineral Resources and Reserves, Definitions and Guidelines prepared by the CIM Standing Committee on Reserve Definitions.  P&E Mining Consultants Inc have audited the reserve estimates and found that they meet the requirements for disclosure as reserves under NI 43-101.

(5)         Mineral Reserves were estimated by Hochschild Mining Plc using the CIM Standards on Mineral Resources and Reserves, Definitions and Guidelines prepared by the CIM Standing Committee on Reserve Definitions.  P&E Mining Consultants Inc have audited the reserve estimates and found that they meet the requirements for disclosure as reserves under NI 43-101 and the Joint Ore Reserves Committee of the Australian Institute of Mining and Metallurgy (“JORC”) as well as the US Securities and Exchange Commission Industry Guide 7.

Los Azules Project, Argentina (100%)

Exploration at Los Azules was conducted from December 2014 to March 2015 for a total expenditure of $0.7 million. No significant exploration work is currently planned.

El Gallo Site Visit

We will be hosting a site visit to the El Gallo Mine in June for analysts and fund managers.  Please contact Christina McCarthy for more information (contact details below).

Q1 2015 Conference Call Details

McEwen Mining will be hosting a conference call to discuss the Q1 2015, results and project developments on Monday May 11, 2015 2:00 pm EDT

WEBCAST:

http://www.gowebcasting.com/lobby/6539

TELEPHONE:

Participant Dial-in number(s): 647-788-4922 (Local and International) / 877-291-4570 (North America) Conference ID: 33402285

REPLAY:

Dial-in number(s): 416-621-4642 (Local and International) / 800-585-8367 (North America)

Conference ID: 33402285

11/05/2015 17:00 EDT - 18/05/2015 23:59 EDT

For the financial statements and MD&A click here .

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by creating a profitable gold producer focused in the Americas. McEwen Mining’s principal assets consist of the gold/silver San José Mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, USA; the Los Azules copper project in San Juan, Argentina. McEwen Mining has 304 million shares fully diluted at May, 11 2015. Rob McEwen, Chairman, and Chief Owner, owns 25% of the shares of the Company.

TECHNICAL INFORMATION FOR SAN JOSÉ

The technical content of this news release has been reviewed and approved by Eugene Puritch , P. Eng., President of P&E Mining Consultants Inc. Under the direction of Mr. Puritch, Al Hayden , P. Eng., James L. Pearson , P. Eng., and Fred H. Brown, CPG PrSciNat, P.Geo. performed an independent audit of the December 31, 2014 resource and reserve estimates. Each of the foregoing is a Qualified Person and independent of the Corporation, in each case, within the meaning of Canadian National Instrument 43-101 (NI 43-101). Two of the Qualified Persons visited the site on February 21st and 22nd, 2015, where resource modeling techniques were reviewed, the drill hole database was inspected and independent drill core samples were collected for verification of Au and Ag grades. Site visit data review and sampling revealed no issues of concern regarding the resource estimate. For additional information about the San José Mine, including details of the 2013 resource and reserve estimates, see the “Technical Report on San José Silver-Gold Mine, Santa Cruz, Argentina” dated August 15, 2014 with an effective date of December 31 2013, prepared by Eugene Puritch, P.Eng., David Burga, P.Geo., Alfred Hayden, P.Eng., James L. Pearson, P.Eng., and Fred H. Brown, P.Geo., all of whom are qualified persons and all of whom are independent of McEwen Mining, each as defined by NI 43-101.The foregoing news release and technical report are available under the Corporation’s profile on SEDAR (www.sedar.com).

RELIABILITY OF INFORMATION REGARDING THE SAN JOSÉ MINE

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTIONARY NOTE TO US INVESTORS REGARDING RESOURCE ESTIMATION

McEwen Mining prepares its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements, which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

(1) Total Cash Costs and All-in Sustaining Costs

Total cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current explorations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs. All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, and sustaining capital expenditures. In order to arrive at our consolidated all-in sustaining costs, we also include corporate general and administrative expenses. Depreciation is excluded from both total cash costs and all-in sustaining cash costs. For both total cash costs and all-in sustaining costs we include our attributable share of total cash costs from operations where we hold less than a 100% economic share in the production, such as MSC where we hold a 49% interest.  Total cash cost and all-in sustaining cash cost per ounce sold are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold. We use and report these measures to provide additional information regarding operational efficiencies both on a consolidated and an individual mine basis, and believe these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

(2) Adjusted net income (loss)

Adjusted net income (loss) excludes the following items from net income (loss): impairment charges (including inventory and IVA taxes receivable write-downs, and impairments of long-lived assets), and the related income tax recovery; foreign currency gains and losses, including the impact of foreign currency fluctuations on our deferred income tax liabilities denominated in Argentine peso; and other non-recurring items, if applicable. We use and report this measure because we believe it provides investors and analysts with a useful measure of the underlying operating performance of our core mining business. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

(3) Earnings from mining operations

The term Earnings from Mining Operations used in this report is a non-GAAP financial measure. We use and report this measure because we believe it provides investors and analysts with a useful measure of the underlying earnings from our mining operations.

We define Earnings from Mining Operations as Gold and Silver Revenues from our El Gallo 1 Mine and our 49% attributable share of the San José Mine’s Net Sales, less their respective Production Costs Applicable to Sales. To the extent that Production Costs Applicable to Sales may include depreciation and amortization expense related to the fair value increments on historical business acquisitions (fair value paid in excess of the carrying value of the underlying assets and liabilities assumed on the date of acquisition), we deduct this expense in order to arrive at Production Costs Applicable to Sales that only include depreciation and amortization expense incurred at the mine-site level. The San José Mine Net Sales and Production Costs Applicable to Sales are presented, on a 100% basis, in Note 5 of McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

(4) Average realized prices

The term average realized price per ounce used in this report is also a non-GAAP financial measure. We report this measure to better understand the price realized in each reporting period for gold and silver.  Average realized price is calculated as sales of gold and silver (excluding commercial deductions) over the number of ounces sold in the period.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

Christina McCarthy Director of Corporate Development	Mailing Address: 150 King Street West Suite 2800,P.O. Box 24.Toronto, Ontario, Canada M5H 1J9
Tel: (647) 258-0395 ext 390	E-mail:	info@mcewenmining.com
Toll Free: (866) 441-0690	Facebook:	facebook.com/mcewenrob
	Twitter:	twitter.com/mcewenmining